Exhibit 99.03

                                  AMENDMENT NO. 3 TO
                              KENTUCKY UTILITIES COMPANY
                  MASTER RETIREMENT AND EMPLOYEE SAVINGS PLAN TRUST


                    The Kentucky Utilities Company Master Retirement and

          Employee Savings Plan Trust, as heretofore amended (the "Trust"),

          by and between Kentucky Utilities Company and First Kentucky

          Trust Company (now known as National City Bank, Kentucky), as trustee, is hereby amended, effective as of January 1, 1993, in the following respects:

                    1.   By deleting the second sentence of Section 1.02 of

          the Trust and inserting in lieu thereof the following:

                    "Such payments may be made directly to such person or persons, natural or otherwise (including, but not limited to, an insurance company or health maintenance organization as premium payments for health benefits provided under the Retirement Plan), or to any paying agent designated by the Corporation including pursuant to Section 1.04, at such time and in such amounts as the Committee or Corporation directs, and the Corporation warrants that no direction will be issued to the Trustee other than in accordance with the terms of the applicable Plan or this Agreement."

                    2.   By adding a new Section 1.04 after Section 1.03 of

          the Trust as follows:

                         "1.04 The Corporation may, after written notice to
                    the Trustee, delegate to a committee established by the President of the Corporation (which may be referred to as the "Medical Account Committee" or, where appropriate for purposes of Articles III and IV, a "Committee") the responsibility to make Health Benefit payments from the assets of the Trust Fund allocated to the Medical Account as provided in Section 3.05, as directed in writing by the Corporation, through a banking account held in the name of this Trust in a federally insured banking institution (including in the Trustee) which is used exclusively for that purpose and to which the Trustee shall make such deposits from the assets of the Trust Fund allocated to the Medical Account as the Medical Account Committee may from time to time direct. The Trustee shall have no responsibility to account for funds retained therein or

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                    disbursed therefrom by the Medical Account Committee.
                    The Medical Account Committee may act at a meeting or in writing without a meeting. The Medical Account Committee shall appoint a Secretary, who may or may not be a Medical Account Committee member. The Medical Account Committee may adopt such by-laws and regulations as it deems desirable for the conduct of its affairs. All decisions of the Medical Account Committee shall be made by the vote of the majority, including actions in writing taken without a meeting."

                    3.   By adding a new Section 3.05 to the Trust after

           Section 3.04 as follows:

                         "3.05.  As part of its accounts under Section
                    3.03, the Trustee shall create and maintain for recordkeeping purposes a separate account (the "Medical Account") with respect to the Retirement Plan to reflect the portion of the Trust Fund allocable to the funding of the payment of benefits for sickness, accident, hospitalization and medical expenses (the "Health Benefits") provided for in the Retirement Plan. At the time any contribution is made to the Trust Fund, the Corporation shall designate that portion of the contribution, if any, which is to be allocated to the Medical Account and at the time any payment is to be made from the Trust Fund, the Corporation or, where applicable, the Medical Account Committee, shall designate that portion, if any, of the payment to be charged to the Medical Account. Assets allocated to the Medical Account need not be invested separately from assets of the Trust Fund attributable to the Retirement Plan held by the Trustee for other purposes (the "retirement account") but if on the direction of the Corporation the assets are not invested separately, earnings and losses on such assets shall be allocated to the Medical Account and retirement account in a reasonable manner."

                    4.   By deleting the third paragraph of Section 5.01 of

          the Trust and inserting in lieu thereof the following:

                         "Except as otherwise provided in Section 5.11 or
                    permitted under a Plan and under ERISA, no part of the equitable share of a Plan in the Trust Fund shall be diverted to any purpose other than the exclusive benefit of the Participants and Beneficiaries under such Plan and for defraying reasonable expenses of administration of such Plan."


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                    5.   By adding a new Section 5.11 to the Trust after

          Section 5.10 as follows:

                         "5.11.  At no time prior to the satisfaction of
                    all liabilities under the Retirement Plan to provide Health Benefits for eligible participants and their dependents shall any part of the corpus or income of the Trust Fund allocated to the Medical Account be used for, or diverted to, any purpose other than providing such benefits and paying any necessary or appropriate expenses attributable to the administration of the Medical Account. Notwithstanding the provisions of
                    Section 401(a)(2) of the Code and any other provision of this Agreement, upon the satisfaction of all liabilities to provide Health Benefits under the Retirement Plan, any amounts remaining in the Medical Account shall be returned to the Employers."

                    IN WITNESS WHEREOF, the parties have caused this

          instrument to be executed by their duly authorized officers as of

          January 1, 1993.

                                             KENTUCKY UTILITIES COMPANY


                                             By  /s/ John T. Newton
                                                     John T. Newton

                                             NATIONAL CITY BANK, KENTUCKY


                                             By  /s/Judith E. Meany
                                                    Judith E. Meany





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